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                                                                     EXHIBIT 99


                     UNITED PARCEL SERVICE OF AMERICA, INC.

                         EMPLOYEES STOCK PURCHASE PLAN



1.       PURPOSE.

         The purpose of this Plan is to allow the participation by certain employees in the Company's success and increase the incentive for such employees to make major contributions to the Company by providing them with the opportunity to acquire equity interests in the Company in the manner contemplated by this Plan.



2.       DEFINITIONS.

         As used in this Plan, the following definitions shall apply:

         "BOARD" means the Board of Directors of UPS and, when appropriate, the Executive Committee of the Board of Directors, acting for the Board.

         "CURRENT PRICE" with regard to a share of UPS Common Stock at any time means the price per share at which the Board has most recently authorized UPS to purchase UPS Common Stock from shareowners, and with regard to a share of Overseas Capital Stock at any time means the book value per share of Overseas Capital Stock as determined from Overseas' most recent audited balance sheet as reported in Overseas' most recently published Annual Report mailed to its shareowners or otherwise generally made available to Overseas' shareowners.

         "OVERSEAS" means Overseas Partners Ltd., a Bermuda corporation.

         "OVERSEAS CAPITAL STOCK" means capital stock of Overseas, par value of $0.10 per share.

         "PLAN" means this UNITED PARCEL SERVICE OF AMERICA, INC. Employees Stock Purchase Plan, as the same may be amended, modified or supplemented from time to time.

         "SUBSIDIARIES" means any corporation more than fifty percent (50%) of whose outstanding voting securities is owned by UPS or by one or more of UPS' other Subsidiaries.

         "UNIT" means one share of UPS Common Stock and one-fourth share of Overseas Capital Stock.

         "UNIT PRICE" means the sum of the Current Price of one share of UPS Common Stock and the Current Price of one-fourth share of Overseas Capital Stock.

         "UPS" means UNITED PARCEL SERVICE OF AMERICA, INC., a Delaware corporation and its Subsidiaries.



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         "UPS COMMON STOCK" means Common Stock of UPS, par value $0.10 per share.

         "UPS EMPLOYEES STOCK TRUST" means a trust arrangement established by agreements conforming to the trust agreement made as of August, 1995, and all amendments thereto, among certain employees of UPS and First Fidelity Bank, N.A., Newark, N.J., as Trustee ("Fidelity"), or any successor trust arrangement. The current form of UPS Employees Stock Trust is attached as Exhibit A hereto.

         "UPS INCENTIVE PLAN" means that certain incentive plan created by the Board for certain managers and supervisors of UPS, and any other such plans as may be created from time to time by the Board.

         "UPS STOCK OPTION PLAN" means the 1986 stock option plan and 1991 stock option plan created by the Board, and any other such plans as may be created from time to time by the Board.



3.       PLAN ADOPTION AND TERM.

         A. This Plan shall become effective upon adoption by the Board and upon the effectiveness of the applicable registration statement registering this offering.

         B. This Plan shall continue for an indefinite period until terminated by UPS pursuant to the terms hereof.



4.       ELIGIBILITY.

         A. Eligibility in the Plan shall be limited to the following employees of UPS ("eligible employees") provided that such employees have not sold any shares of UPS Common Stock or Overseas Capital Stock during the preceding 12 months for a reason other than the satisfaction of an immediate and significant financial need:

         (a) active full-time, non-union employees who, on the date on which their respective subscriptions are accepted by UPS, have been employed by UPS for at least one year; and

         (b) active full-time, union employees who, on the date on which their respective subscriptions are accepted by UPS, have been employed by UPS for at least one year and have attained full-time seniority under the local supplements to their applicable collective bargaining agreements.

         B. Notwithstanding the above, inactive full-time employees who otherwise meet the eligibility requirements in Subsection A above may, from time to time, be deemed eligible to participate in the Plan in the sole discretion of the Board or committee of the Board.

         C. For purposes of this section, the term "immediate and significant financial need" shall mean (i) expenses for medical care previously incurred by the employee, the employee's spouse, or any dependents of the employee or expenses necessary for these persons to obtain medical care; (ii) costs directly related to the purchase of a principal residence for the employee; (iii) payment of tuition, related educational needs, and room and board expenses for the next 12 months of post-secondary education for the employee, or the employee's spouse,





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children, or dependents; and (iv) payments necessary to prevent the eviction of the employee from his or her principal residence or foreclosure on the mortgage on that residence.

         D. In addition to purchasing Units individually, an employee who is eligible to participate in the Plan may direct a trustee or custodian (an "eligible fiduciary") of his or her self-directed individual retirement account (within the meaning of Section 408(a) of the Internal Revenue Code) to subscribe to Units under this Plan as long as such individual retirement account provides that the eligible fiduciary may purchase and sell only upon the direction of the eligible employee under such account, and the terms of the individual retirement account provide that the UPS Common Stock and Overseas Capital Stock held by the account will not be commingled with other property, including a common trust fund or common investment fund within the meaning of
Section 408(a)(5) of the Internal Revenue Code which holds individual retirement account assets or the assets of employee benefit plans exempt from taxation under Section 401(a) of the Internal Revenue Code. Eligible fiduciaries may subscribe to units only for individual retirement accounts of eligible employees. Any eligible fiduciary shall provide such information as UPS may require to establish such fiduciary's status as such, which may include information regarding the establishment of the individual retirement account and the eligible fiduciary's authority to act in accordance with the instructions of the directing eligible employee.



5.       LIMITATION ON NUMBER OF UNITS.

         UPS Common Stock and Overseas Capital Stock held by UPS or acquired by UPS are subject for purchase in Units under the Plan. The availability of such Units for purchase under this Plan is subject, however, to UPS's corporate needs for such shares, such as for distributions of shares of UPS Common Stock and/or Overseas Capital Stock (i) to participants in the Incentive Plan; (ii) to fulfill UPS's obligations under the Stock Option Plan; and (iii) to fulfill subscriptions for Overseas Capital Stock, pursuant to an offering maintained by UPS for its eligible managers and supervisors (the "Continuous Offering"). Availability of shares of UPS Common Stock and Overseas Capital Stock will be determined by UPS in its sole discretion.



6.       PURCHASE PRICE; DELIVERY OF SHARES; PAYMENT.

         A. The purchase price for each Unit shall equal the Unit Price. The Unit Price shall change from time to time to reflect changes in the Current Price of either UPS Common Stock or Overseas Capital Stock.

         B. Payment of the purchase price for Units purchased shall be made by cash subscription. An eligible employee (either individually or through his or her eligible fiduciary) may subscribe to the purchase of not less than a total of 20 or more than 10,000 units annually by delivering to UPS a fully executed subscription agreement in the form of Exhibit B hereto (the "Subscription Agreement"), together with a check or money order payable to "United Parcel Service of America, Inc." for the aggregate Unit Price of the Units subscribed to. Units must be purchased in multiples of four.

         C. All shares of UPS Common Stock shall be subject to the UPS Employees Stock Trust. As a condition to the receipt of UPS Common Stock, the subscriber shall execute and deliver to the Trustee of the UPS Employees Stock Trust a trust deposit agreement in the form of Exhibit C hereto. UPS shall then deposit with or deliver to the Trustee the UPS Common Stock so issued to be held by the Trustee in trust for such subscriber's





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benefit pursuant and subject to the terms of the UPS Employees Trust Agreement.
The Overseas Shares will be deposited with Fidelity, as Custodian for each subscriber.




7.       ACCEPTANCE OF SUBSCRIPTIONS BY UPS.

         A. No subscription for the purchase of Units will become binding upon UPS until it has been accepted by UPS. UPS reserves the right, at its sole discretion, to accept or reject any subscription in part or in its entirety.

         B. UPS's acceptance of a subscription will take place upon the mailing to the subscriber of a notice of acceptance, confirming UPS's acceptance of the subscription, and showing the number and Current Prices of the UPS Common Stock and Overseas Capital Stock sold to the subscriber ("Notice of Acceptance"). The subscriber will be advised of the acceptance of his or her subscription by receipt from Fidelity, as Trustee under the UPS Employees Stock Trust and as Custodian for shares of Overseas Capital Stock, indicating the number of shares of UPS Common Stock and Overseas Capital Stock newly allocated to his or her account. The receipt will be mailed to the subscriber as soon as practicable after the purchase date.

         C. UPS will not accept a subscription for the purchase of Units submitted on a subscription agreement until the subscriber's check or money order has been collected. If any check or money order submitted as payment cannot be collected, UPS may, in its discretion, return the subscription documents or request the subscriber to forward cash or wire funds in the amount of his or her payment.

         D. If a subscription submitted for a number of units not evenly divisible by four results in a subscription for a fractional number of shares of Overseas Capital Stock, UPS may, at its option, (i) reject the subscription in full; (ii) notify the subscriber and allow him or her the opportunity to remit the additional amount to yield a whole share; or (iii) fulfill the subscription for the purchase of the whole number of shares of Overseas Capital Stock included in the units and for which payment has been received, and refund any excess monies to the subscriber. Currently, UPS intends to reject subscriptions that are for fractional amounts.



8.       NORMAL PROCESSING AND ACCEPTANCE OF SUBSCRIPTIONS.

         The process of reviewing subscriptions to determine acceptability and the mailing of Notices of Acceptance as provided herein, may require up to 15 days after UPS receives the subscription. Eligible employees whose subscriptions for Units are received less than 15 days prior to a change in the Current Price of UPS Common Stock or Overseas Capital Stock may incur an increase in the Unit Price or in the Current Price of the UPS Common Stock or Overseas Capital Stock to which they subscribe. Subscriptions for Units received within 15 days prior to the record date of a dividend on UPS Common Stock or Overseas Capital Stock may not be processed in time to enable the subscriber to receive the dividend. UPS and Overseas shall in no event be liable for any costs or damages to such subscriber due to such changes in price.




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9.       DELAYED ACCEPTANCE OF SUBSCRIPTIONS.

         A. If a delay in the ability of UPS to accept subscriptions within the normal processing period arises due to UPS's determination, in its sole discretion, that there are not a sufficient number of shares of UPS Common Stock and/or Overseas Capital Stock available to satisfy all subscriptions for Units which UPS has accepted or which it anticipates accepting in any period, UPS will fill subscriptions for units as such subscriptions are received in accordance with the election provided in Subsection B below.

         B. Subscribers of units shall be given the opportunity to elect on the Subscription Agreement one of the following choices to be effective in the event that UPS makes a determination that there are not enough shares to satisfy such subscription:

                 1. to allow UPS to substitute for such unavailable UPS or Overseas shares any available shares equal to the value of the unavailable shares and return to the subscriber any amount, without interest, of the subscription, relating to any fractional amount of available shares that would result from such subscription and any unavailable shares still remaining after such substitution;

                 2. to allow UPS to fill his/her subscription for units with the available shares allocable to such units and return to the subscriber the amount, without interest, of the subscription allocable to the unavailable shares; or

                 3. to require UPS to cancel his/her Subscription Agreement and return his/her checks or money order, without interest.

                 If no election is made on a Subscription Agreement, UPS will reject the Subscription Agreement as provided in Subsection C.

         C. UPS reserves the right to determine the acceptability of individual subscriptions. If a subscription is rejected by UPS or withdrawn by the subscriber, the subscription price will be returned to the subscriber without interest. If the subscription is delayed due to questions as to the acceptability of an individual subscription but is ultimately accepted, the UPS Common Stock will be delivered to Fidelity as Trustee under the UPS Employees Stock Trust and the Overseas Capital Stock will be delivered to Fidelity as Custodian for Overseas Capital Stock, as described herein. In no event will interest be paid on account of such subscription payment.



10.      EFFECTS OF CHANGES IN CURRENT PRICES OR DIVIDENDS ON UNACCEPTED
SUBSCRIPTIONS.

         Units will be sold at the Unit Price in effect when the subscription is accepted by UPS. Subscribers who remitted payment with their Subscription Agreement and whose subscriptions have not been accepted by UPS at the time of an increase in the Current Price of either UPS Common Stock or Overseas Capital Stock will be notified of the increase, and the individual subscriber may then choose either (i) to withdraw his or her subscription, (ii) to pay UPS the additional amount needed to pay the higher Unit Price of the Units, or (iii) to reduce to not less than four the number of Units subject to the subscription. If the Current Price of UPS Common Stock or Overseas Capital Stock decreases at any such time, UPS will give notice to subscribers of this fact and afford them the opportunity to withdraw their subscription or, in the alternative, either to seek a refund



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of the amounts not needed to pay the Unit Price for the subscribed Units or to increase the number of Units which the subscriber desires to purchase.



11.       REJECTION OF SUBSCRIPTIONS.

         Notwithstanding any provision of this Plan to the contrary, UPS, in its absolute discretion, may accept or reject any subscription until the subscription has been accepted. Upon the rejection of a subscription, UPS will refund to the subscriber, without interest, any monies paid by such subscriber on account of his or her subscription.



12.      DELIVERY OF THE UNITS FOR THE ACCOUNT OF SUBSCRIBERS UPON ACCEPTANCE.

         A. As soon as practicable after UPS has accepted a subscription, UPS will deliver (i) to the Trustee of the UPS Employees Stock Trust, for the benefit of the subscriber, the UPS Common Stock subscribed to by the subscriber and (ii) to the Custodian of the Overseas Capital Stock, for the benefit of the subscriber, the Overseas Capital Stock subscribed to by the subscriber. A receipt for the UPS Common Stock will be sent to subscribers by Fidelity as Trustee under the UPS Employees Stock Trust, and acknowledgments for the Overseas Capital Stock will be sent to subscribers by Fidelity as Custodian for the Overseas Capital Stock.

         B. The Overseas Capital Stock will be deposited with Fidelity as Custodian for each subscriber. Fidelity will register the shares in its name and will sell or otherwise dispose of the shares upon the subscriber's instruction and in conformity with the restrictions contained in the subscription agreements. Any cash dividends and other distributions which may be paid on the Overseas Capital Stock will be promptly remitted by Fidelity, as Custodian, to the subscriber. Until instructions are received by Fidelity requesting that the certificates for Overseas Shares be delivered to a purchaser, Fidelity will continue to hold such shares as Custodian for the purchaser.



 13. RIGHTS OF UPS TO REPURCHASE UPS COMMON STOCK AND OVERSEAS CAPITAL STOCK SOLD PURSUANT TO THE PLANS.

         A. Pursuant to UPS's Certificate of Incorporation, UPS has the right to purchase all or a portion of the shares of UPS Common Stock which a shareowner seeks to sell or otherwise attempts to transfer for value to a third person at the same price and upon the same terms as the shares are proposed to be sold to the third person. In addition, all of the UPS Common Stock shall be subject to UPS's purchase rights and the restrictions on transferability under the UPS Employees Stock Trust. Any transferee of UPS Common Stock shall hold these shares subject to these rights of purchase by UPS.

         B. Overseas' Bye-Laws provide UPS with the right to purchase all or a portion of the shares of Overseas Capital Stock upon a proposed sale or other attempted transfer for value of those shares, at a price equal to the lesser of the defined book value of the shares proposed to be sold or the proposed sale price. In addition, Overseas Capital Stock shall be subject to the right to purchase Overseas Capital Stock as provided in the





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Subscription Agreement.  A legend describing this right of purchase may be placed on the certificates representing the Overseas Capital Stock. Any transferee of Overseas Capital Stock shall hold these shares subject to this right of purchase by UPS.



14.      NO SPECIAL EMPLOYMENT RIGHTS.

         Nothing contained in this Plan or any Unit shall confer upon any employee any right with respect to the continuation of his or her employment by UPS or any Subsidiary or interfere in any way with the right of UPS or any Subsidiary at any time to terminate such employment or to increase or decrease the compensation of the employee from the rate in existence at the time of the grant of a Unit.



15.      AMENDMENT OF THE PLAN.

         A. This Plan may at any time or from time to time be modified, amended, supplemented or terminated by the Board. UPS reserves the right, in its sole discretion, to change any term or condition of, or terminate in its entirety, this Plan at any time, or from time to time. The interpretation of the terms and conditions of this Plan shall be in the sole discretion of the Board, or any committee of the Board to which the Board has delegated such responsibility, and any such interpretation which may be made by the Board or any such committee from time to time is final and binding upon all offerees and subscribers.

         B. If, at any time or from time to time there shall be a change in the nature of a share of UPS Common Stock or Overseas Capital Stock as a result of a combination or reclassification of such shares, as a subdivision of such shares characterized by the Board or Overseas, as the case may be, as a stock split or stock dividend, or other similar event, then unless the Board shall otherwise expressly determine, the number or type of shares of UPS Common Stock or Overseas Capital Stock comprising a Unit shall automatically be changed and adjusted to reflect such combination, reclassification, subdivision or other event.





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